Exhibit 10.1

Master Product Development Agreement

This Master Product Development Agreement (the "Agreement"), dated as of December 31, 2015 (the "Effective Date"), is by and between Nxt-ID, Inc., a Delaware corporation with offices located at 288 Christian Street, Oxford, Connecticut 06478 ("Developer"), and WorldVentures Holdings, LLC, a Nevada limited liability company with offices located at 5100 Tennyson Parkway, Plano, Texas 75024 ("Customer").

R E C I T A L S

WHEREAS, Developer is engaged in the business of providing biometric secure access controls and related technology to the m-commerce market, currently to secure card technology intended to hold multiple credit card, debit card, loyalty card, identification card information in a single dynamic, electronic card to replicate any of the copied cards, and in the future for biometric security solutions utilizing "dynamic pairing codes" (random numbers) to secure users, devices, accounts, locations and servers over any communication media without exposing identifiers or keys; and

WHEREAS, Developer has developed certain patented and other technologies related to the encryption and biometric identification of users for card technologies and the manufacture and production of ISO compliant cards utilizing these technologies; and

WHEREAS, Developer has created the hardware and software necessary to produce an ISO compliant secure card capable of holding information related to multiple cards; and

WHEREAS, Customer wishes to retain Developer to develop a series of proprietary products for distribution through its distribution network that includes sales representatives, members, consumers, employees, contractors or Affiliates utilizing Developer's existing Background Technology (as defined herein) and customized hardware designs/solutions and software tools/applications developed by Developer for Customer; and

WHEREAS, Developer desires to provide the hardware configuration, software development, manufacturing processes and related services and work product described herein and from time to time in separately executed statements of work to design, develop and manufacture Proprietary Products (as defined therein), and Customer desires to retain Developer to provide the same, each on the terms and conditions set forth therein.

A G R E E M E N T

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Customer and Developer agree as follows:

1.            Definitions. For purposes of this Agreement, the following terms have the following meanings:

"Acceptance" has the meaning set forth in Section 10.5.

"Acceptance Tests" means such tests as may be conducted in accordance with Section 10 and the applicable Statement of Work to determine whether any Product Deliverable meets the requirements of this Agreement and the Specifications and Documentation therefor.

"Action" has the meaning set forth in Section 19.1.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the direct or indirect power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Agreement" has the meaning set forth in the preamble.

"Allegedly Infringing Materials" has the meaning set forth in Section 19.3(a)(ii).

"Background Technology" means all Hardware and Software, data, know-how, ideas, methodologies, specifications and other technology, together with all enhancements, updates, improvements, fixes, extensions or other developments made to such technology from time to time, in which Developer owns such Intellectual Property Rights as are necessary for Developer to grant the rights and licenses set forth in Section 15.1, and for Customer (including its licensees, successors and assigns) to exercise such rights and licenses, without violating any right of any Third Party or any Law or incurring any payment obligation to any Third Party, and that: (a) are identified as background technology in any Statement of Work; and (b) were or are developed or otherwise acquired by Developer prior to the Effective Date, with respect to the Initial Statement of Work, or the date of Customer's request for additional Services, with respect to any other Statement of Work.

"Business Requirements Specification" means the initial specification setting forth Customer's business requirements regarding the features and functionality of the WorldVentures Card attached as Schedule B hereto.

"Change" has the meaning set forth in Section 4.4.

"Change Agreement" has the meaning set forth in Section 4.4(b).

"Change Proposal" has the meaning set forth in Section 4.4(a).

"Change Request" has the meaning set forth in Section 4.4.

"Code" has the meaning set forth in Section 22.1.

"Confidential Information" means any information that is treated as confidential by either party, including trade secrets, technology, information pertaining to business operations and strategies, and information pertaining to customers, pricing and marketing, in each case to the extent it is: (a) if in tangible form, marked as confidential; or (b) otherwise, identified at the time of disclosure as confidential. Without limiting the foregoing, Confidential Information of Customer includes the Customer-Owned Work Product, and the terms and existence of this Agreement. Confidential Information of Developer means the Hardware designs and Software and proprietary Source Code related thereto, product information and product operating functionality or methodology (excluding Proprietary Product), trade secrets, evaluations, pricing, technical or business specifications, research, development and know-how related to Developer products. Confidential Information does not include information that the Receiving Party can demonstrate by documentation: (w) was already known to the Receiving Party without restriction on use or disclosure prior to receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (x) was or is independently developed by the Receiving Party without reference to or use of any of the Disclosing Party's Confidential Information; (y) was or becomes generally known by the public other than by breach of this Agreement by, or other wrongful act of, the Receiving Party or any of its Representatives; or (z) was received by the Receiving Party from a Third Party who was not, at the time, under any obligation to the Disclosing Party or any other Person to maintain the confidentiality of such information.

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"Controlled Technology" means any hardware, software, documentation, technology or other technical data, or any products that include or use any of the foregoing, the export, re-export or release of which to certain jurisdictions or countries is prohibited or requires an export license or other governmental approval, under any Law, including the U.S. Export Administration Act and its associated regulations.

"CPI" has the meaning set forth in Section 12.2.

"Customer" has the meaning set forth in the preamble.

"Customer Indemnity" has the meaning set forth in Section 19.1.

"Customer Materials" means all materials and information, including documents, data, know-how, ideas, methodologies, specifications, hardware designs, software, content and technology, in any form or media, directly or indirectly provided or made available to Developer by or on behalf of Customer in connection with this Agreement, whether or not the same: (a) are owned by Customer, a Third Party or in the public domain; or (b) qualify for or are protected by any Intellectual Property Rights.

"Customer Project Manager" has the meaning set forth in Section 8.2(a).

"Customer Resources" has the meaning set forth in Section 8.1(b).

"Customer-Owned Work Product" means all Work Product other than materials expressly identified in a schedule to this Agreement or Statement of Work as Background Technology, Third-Party Materials or Open-Source Components.

"Defect" or "Error" means a material failure of the Hardware and Software that materially impairs the intended function of the Hardware and Software and, as a result the Proprietary Product, as provided in this Agreement or the Documentation as reasonably determined by the Customer in its sole discretion.

"Deliverables" means all Proprietary Products, including all embedded Background Technology, Developments, Hardware and Software, Work Product, Third-Party Materials, Open-Source Components, documentation and other materials associated with or incorporated into such Proprietary Product, that Developer provides to Customer or its designee under this Agreement and otherwise in connection with any Services, including any and all items specifically identified as Deliverables in the Initial Statement of Work and any additional Statement of Work.

"Deposit Materials" means all Hardware and Software layouts, designs, Specifications, Source Code, Documentation, Work Product, manufacturing processes and know-how related to the Background Technology included in a Proprietary Product and further described in Schedule A to the Escrow Agreement.

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"Developer" has the meaning set forth in the preamble.

"Developer Personnel" means all employees of Developer or any Permitted Subcontractors involved in the performance of Services or providing Work Product hereunder.

"Development Funds" has the meaning set forth in Section 12.1(a).

"Developments" means all inventions, improvements, updates and Updated Versions, modifications, enhancements, conceptions, written works, know-how and other developments and information of any kind that are made or acquired on or after the Effective Date and that pertain to the performance of, or may be incorporated in, the Proprietary Product.

"Direct Selling" means the marketing of products and services by an independent salesperson directly to consumers away from permanent fixed retail locations, typically occurring through the party plan, one-on-one demonstrations, or other personal contact arrangements, as well as through digital/App/internet connections, referrals, and sales. For the avoidance of doubt, affiliate marketing, social media marketing, referral marketing and other similar marketing models are not contemplated as direct selling.

"Disclosing Party" has the meaning set forth in Section 21.1.

"Dispute Resolution Procedure" means the procedure for resolving disputes under this Agreement as set forth in Schedule E.

"Documentation" means all user manuals, operating manuals, technical manuals and any other instructions, specifications, documents and materials, in any form or media, that describe the functionality, installation, testing, operation, use, maintenance, support and technical and other components, features and requirements of any Proprietary Product, other than Documentation with respect to Background Technology which Documentation will be deposited with the Escrow Agent,.

"Effective Date" has the meaning set forth in the preamble.

"End Users" means all users of Customer products and technology. This includes sales representatives, members, consumers, employees, contractors or Affiliates who acquire a Proprietary Product for their personal use and enjoyment.

"Escrow Agent" has the meaning set forth in Section 16.1.

"Escrow Agreement" has the meaning set forth in Section 16.1.

"Force Majeure" has the meaning set forth in Section 22.2.

"Functional Specification" means, with respect to any Proprietary Product, the document setting forth Customer's requirements with respect to such Proprietary Product's features and functions, and included in the Statement of Work for such Proprietary Product.

"GAAP" means United States generally accepted accounting principles.

"Hardware and Software" means the particular hardware layouts, designs, specifications and product application Software in source or object code form, including but not limited to the Source Code, Developments, improvements, updates, enhancements, error corrections, release notes, Updated Version(s), upgrades and changes to the Hardware and Software as delivered to Customer; provided, however, all Work Product and any Updated Version(s) of such Work Product is specifically excluded as a component from Hardware and Software.

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"Harmful Code" means any software, hardware or other technologies, devices or means, the purpose or effect of which is to: (a) permit unauthorized access to, or to destroy, disrupt, disable, distort, or otherwise harm or impede in any manner, any (i) computer, software, firmware, hardware, system or network, or (ii) any application or function of any of the foregoing or the integrity, use or operation of any data processed thereby; or (b) prevent Customer or any End User from accessing or using the Services or Proprietary Products as intended by this Agreement, and includes any virus, bug, trojan horse, malware, worm, backdoor or other malicious computer code or program or hardware devices, and any time bomb or drop dead device designed to disable a software program or Proprietary Product automatically with the passage of time or under the positive control of any Person, or otherwise deprive Customer of its lawful right to use such Proprietary Product.

"Implementation Plan" means the schedule included in each Statement of Work setting forth the sequence of events for the performance of Services under such Statement of Work, including the Milestones and Milestone Dates thereunder.

"Initial Statement of Work" means the Statement of Work for the initial Proprietary Product development and related Services hereunder, as developed by Developer and agreed by the parties as set forth in Section 3.2 and attached as Schedule C hereto.

"Initial Term" has the meaning set forth in Section 17.1.

"Integration Testing" has the meaning set forth in Section 10.1(c).

"Intellectual Property Rights" means all or any of the following, whether owned or held for use under license, whether registered or unregistered, including without limitation rights in and to: (a) trademarks, trade dress, service marks, certification marks, logos and trade names, and the goodwill associated with the foregoing (collectively, "Marks"); (b) patents and patent applications, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights; (c) inventions, invention disclosures, discoveries and improvements, whether or not patentable; (d) writings and other works of authorship; (e) inventions (whether or not patentable), trade secrets, ideas, technical data, databases, customer lists, designs (including product and user interaction models, hardware and software, tools, methods, processes, technology, source code, product road maps, and other non-public and confidential business, technical and know-how information and rights to limit the use or disclosure thereof by any Person; (f) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, data files, application programming interfaces, databases design documents, flow-charts, user manuals and training materials, and other software-related specifications and documentation; (g) registered domain names and uniform resource locators; (h) moral rights; and (i) claims, causes of action and defenses relating to the enforcement of any of the foregoing; in each case, including any registrations of, applications to register, and renewals and extensions of, any of the foregoing clauses (a) through (h) with or by any governmental authority in any jurisdiction throughout the world.

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"Key Personnel" means any Developer Personnel identified as key personnel in this Agreement or, with respect to any Statement of Work, such Statement of Work.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any federal, state, local or foreign government or political subdivision thereof, or any arbitrator, court or tribunal of competent jurisdiction.

"Licensed Software" has the meaning set forth in Section 15.1.

"Losses" has the meaning set forth in Section 19.1.

"Maintenance and Support Services" means the Software maintenance and support services Developer is required to or otherwise does provide under this Agreement as set forth in the Maintenance and Support Schedule to be attached hereto as Schedule D upon the finalization of the Initial Statement of Work by the parties.

"Maintenance Release" means new or additional code that is intended to make improvements in the performance, operation or functionality of the Hardware and Software, including, but not limited to, remedial measures to fix bugs, flaws or other minor problems.

"Milestone" means an event or task described in the Implementation Plan under any Statement of Work that must be completed by the corresponding Milestone Date set forth therein.

"Milestone Date" means the date by which a particular Milestone must be completed as set forth in the Implementation Plan under any Statement of Work.

"Net Cost" means the direct costs associated with the manufacture, warehousing and shipping of WorldVentures Cards, as recognized in accordance with GAAP.

"Non-Conformity" means any failure of any (a) Proprietary Product or Documentation to conform to the requirements of this Agreement (including any applicable Statement of Work); or (b) Hardware and Software to conform to the requirements of this Agreement or the Specifications or Documentation therefor.

"Open-Source Components" means any software component that is subject to any open-source copyright license agreement, including any GNU General Public License or GNU Library or Lesser Public License, or other license agreement that substantially conforms to the Open Source Definition as prescribed by the Open Source Initiative or otherwise may require disclosure or licensing to any third party of any source code with which such software component is used or compiled.

"Open-Source License" has the meaning set forth in Section 5.3.

"Permitted Subcontractor" has the meaning set forth in Section 7.3.

"Person" means an individual, corporation, partnership, joint venture, limited liability entity, governmental authority, unincorporated organization, trust, association or other entity.

"Proprietary Product" means (a) the "WorldVentures Card" as described in the Business Requirement Specifications attached hereto in Schedule B and (b) any other product Customer requests Developer to develop for and on behalf of Customer pursuant to an Additional Statement of Work mutually agreed by the parties in accordance with Section 4.3.

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"Receiving Party" has the meaning set forth in Section 21.1.

"Reimbursable Expenses" has the meaning set forth in Section 12.6.

"Release Event" has the meaning set forth in Section 16.2.

"Renewal Term" has the meaning set forth in Section 17.2.

"Representatives" means a party's and its Affiliates' employees, officers, directors, consultants, legal advisors, Permitted Subcontractors and, with respect to Customer, its independent contractors and service providers.

"Services" means any of the services Developer is required to or otherwise does provide under this Agreement, any Statement of Work or any Maintenance and Support Schedule included in this Agreement or a Statement of Work.

"Software" means the programs, including mobile software development kits (SDK), programming tools, scripts and routines, Developer is required to or otherwise does develop or otherwise provide under this Agreement for use with respect to a Proprietary Product, including all updates, upgrades, new versions, new releases, enhancements, improvements and other modifications made or provided pursuant to the Maintenance and Support Services.

"Source Code" means the sequence of statements and/or declarations written in readable programming language for subsequent translation or conversion into object code of the Hardware and Software and Work Product to which it relates, together with all related flow charts and technical documentation, including a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in such programming language to understand, operate, support, maintain and develop modifications, upgrades, updates, enhancements, improvements and new versions of the Hardware and Software and Work Product.

"Specifications" means, for any Proprietary Product, the specifications collectively set forth in the Business Requirements Specification, Functional Specification and Technical Specification therefor, together with any other specifications set forth in Developer's Proposal, if any, for such Proprietary Product, or elsewhere in the relevant Statement of Work, if any.

"Statement of Work" means any statement of work entered into by the parties and attached as a schedule to this Agreement. The Initial Statement of Work shall be attached as Schedule C, and subsequent Statements of Work shall be sequentially identified and attached as Schedules C-1, C-2, etc.

"Support Fees" means the fees, if any, payable by Customer for Maintenance and Support Services as set forth in the Maintenance and Support Schedule or any Statement of Work.

"Technical Specification" means, with respect to any Proprietary Product, the document setting forth the technical specifications for such Proprietary Product and included in the Statement of Work for such Proprietary Product.

"Term" has the meaning set forth in Section 17.2.

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"Testing Period" has the meaning set forth in Section 10.1(b).

"Third Party" means any Person that is not an employee, officer, manager, members, director, shareholder or other Affiliate of Developer or Customer.

"Third-Party Materials" means any materials and information, including documents, data, know-how, ideas, methodologies, specifications, software, hardware components, content and technology, in any form or media, in which any Person other than Customer or Developer owns any Intellectual Property Right, but specifically excluding Open-Source Components.

"Updated Version" means the most recent updated and released version of the Hardware and Software at any given time and specifically excludes a new release which provides new, different or increased functionality, it being specifically understood by the parties that any “work for hire” (as defined in 17 U.S.C. § 101) integrated into or used with respect to any Hardware and Software does not constitute an Updated Version.

"Warranty Period" means, for any Software, the 12-month period commencing (a) in the case of a Proprietary Product, Customer's Acceptance thereof; and (b) in the case of any updates, upgrades, new versions, new releases, enhancements and other modifications to previously accepted Proprietary Product, including those made pursuant to the Maintenance and Support Services, Customer's receipt thereof.

"Work Product" means all Hardware and Software, Documentation, Specifications and other documents, work product and materials related thereto, that Developer is required to, or otherwise does, provide to Customer or its designee pursuant to the terms of this Agreement and any Statement of Work, together with all ideas, concepts, processes and methodologies developed in connection therewith whether or not embodied therein, all of which constitutes "work made for hire" as defined in 17 U.S.C. § 101.

"WorldVentures Card" means the ISO compliant card developed and manufactured by Developer for Customer pursuant to the terms of this Agreement and the Initial Statement of Work and any enhancements thereto developed pursuant to the terms of one or more additional Statements of Work and which is designated a "Proprietary Product."

2.            Engagement of Developer; Time of the Essence.

2.1            Engagement of Developer. Customer hereby engages Developer, and Developer hereby accepts such engagement, to develop Proprietary Product and provide Services related thereto as described herein or otherwise requested by Customer from time to time and described in Statements of Work therefor, all on the terms and conditions set forth in this Agreement and such Statements of Work.

2.2            Relationship Managers. Throughout the Term of this Agreement, each party shall maintain within its organization a relationship manager to serve as such party's primary point of contact for day-to-day communications, consultation and decision making regarding this Agreement. Each party shall ensure its relationship manager has the requisite authority and skill to perform in such capacity. The parties' initial relationship managers are identified on Schedule A hereto. Each party shall use commercially reasonable efforts to maintain the same relationship manager in place throughout the Term. If either party's relationship manager ceases to be employed by such party or such party otherwise wishes to replace its relationship manager, such party shall promptly name a new relationship manager by written notice to the other party.

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2.3            Time of the Essence. Developer acknowledges that time is of the essence with respect to Developer's obligations hereunder and agrees that prompt and timely performance of all such obligations in accordance with this Agreement and each Statement of Work (including the Implementation Plan and all Milestone Dates included therein) is strictly required.

3.            WorldVentures Card Development.

3.1            Consulting Services. The parties acknowledge that as of the Effective Date, the initial consulting and related Services with respect to developing the WorldVentures Card are underway and the parties are working to finalize the Business Requirement Specification set forth in Schedule B hereto. Upon finalizing the Business Requirement Specifications for the WorldVentures Card, Developer will complete the consulting and related Services for purposes of creating and providing to Customer Developer's proposal for an Initial Statement of Work regarding development and production of the WorldVentures Card, including the criteria set forth in Section 4.1 below.

3.2            Demonstration and Work Product Delivery Timeline. It is the intention of the parties that the initial demonstration of the capabilities of the WorldVentures Card will be made during the United! Event to be held by Customer from January 15-17, 2016, at the Orange County Convention Center in Orlando, Florida, and the Initial Statement of Work will be finalized and a pre-production version of the WorldVentures Card (in conformance with the finalized Business Requirement Specifications) will be completed within 90 days of mutually approved Business Requirements Specifications.

3.3            Production Target. Customer is requesting and Developer is committed to providing production capacity for up to 200,000 WorldVentures Cards per month to be in place within 16 weeks of such capacity requirement notification from Customer, subject to purchase orders for production tooling, components and materials being placed no later than 12 weeks prior to such capacity delivery.

4.            Statements of Work. Developer shall provide Services and Work Product pursuant to Statements of Work entered into as set forth herein. No Statement of Work shall be effective unless signed by duly authorized representatives of both parties. The term of each Statement of Work shall be as set forth therein or, if no term is specified, shall commence on the parties' full execution thereof and terminate when the parties have fully performed their obligations thereunder. Unless a Statement of Work expressly states otherwise, Customer shall have the right to terminate such Statement of Work as set forth in Section 17.3.

4.1          Statement of Work Requirements. Each Statement of Work shall include the following:

(a)           names and contact information for the parties' project managers and, if relevant, Key Personnel of Developer under such Statement of Work;

(b)           a detailed description of the Services to be provided thereunder;

(c)           a detailed description of the Work Product to be developed or otherwise provided under such Statement of Work, including a:

(i)            Functional Specification;

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(ii)          Technical Specification; and

(iii)         description of the Documentation to be provided;

(d)          an Implementation Plan, including all Milestones, the corresponding Milestone Dates and the parties' respective responsibilities therefor;

(e)          The fees payable under such Statement of Work, the manner in which such Fees shall be calculated, the due dates for payment thereof including any Milestones on which any such Fees are conditioned, and such other information as the parties deem necessary;

(f)           disclosure of all non-Background Technology, in each case accompanied by such related documents as may be required by this Agreement with respect thereto; and

(g)          a detailed description of all Customer Resources required under such Statement of Work.

4.2          Initial Statement of Work.

(a)          Commencing on the Effective Date, Developer shall commence performing the consulting and related Services necessary for developing the Initial Statement of Work for the development and manufacture of the WorldVentures Card.

(b)          Developer shall prepare and deliver its proposed Initial Statement of Work to Customer on or before January 15, 2016 as set forth in Schedule C, whereupon Customer shall have seven (7) calendar days to review and, in its discretion, approve or raise objections to Developer's proposed Initial Statement of Work. If Customer raises any such objections, the parties shall negotiate in good faith to amend the proposal, provided that:

(i)           to the extent the proposal does not comply with the requirements of this Agreement and the Business Requirements Specification, it shall be amended to so comply; and

(ii)          either party may terminate negotiations and this Agreement if the parties fail to agree on the Initial Statement of Work by March 1, 2016.

(c)            Upon the parties' agreement to the Initial Statement of Work, each party shall cause the same to be signed by its duly authorized representative. Upon its mutual execution, the Initial Statement of Work shall be attached as Schedule C and form a part of this Agreement.

4.3          Additional Statements of Work. Each additional Proprietary Product which Customer requests Developer to produce and manufacture, will be performed pursuant to an Additional Statement of Work. Promptly following receipt of Customer's request for additional Proprietary Product development or other Services, Developer shall provide Customer with a proposal substantially in the form of, and containing all information specified in, Section 4.1. Upon the parties' agreement with respect to the terms of such proposal, all such terms shall be incorporated in a Statement of Work and each party shall cause the same to be signed by its duly authorized representative. Each fully executed Statement of Work shall be attached as a schedule to, and by this reference incorporated in and made a part of, this Agreement.

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4.4          Changes to Statements of Work. Customer may at any time request in writing (each, a "Change Request") changes to any Statement of Work, including changes to the Services, Work Product, Implementation Plan or any Specifications (each, a "Change"). Upon Customer's submission of a Change Request, the parties shall evaluate and implement all Changes in accordance with this Section 4.4.

(a)           As soon as reasonably practicable, and in any case within seven (7) days following receipt of a Change Request, Developer shall provide Customer with a written proposal for implementing the requested Change ("Change Proposal"), setting forth:

(i)           a written description of the proposed Changes to any Services, Work Product or Deliverables;

(ii)          an amended Implementation Plan reflecting: (A) the schedule for commencing and completing any additional or modified Services, Work Product or Deliverables; and (B) the effect of such Changes, if any, on completing any other Services or Work Product under the Statement of Work;

(iii)         any additional Third-Party Materials, Open-Source Components, Controlled Technology and Customer Resources Developer deems necessary to carry out such Changes; and

(iv)         any increase or decrease in Fees resulting from the proposed Changes, which increase or decrease shall reflect only the increase or decrease in time and expenses Developer requires to carry out the Change.

(b)           Within five (5) days following Customer's receipt of a Change Proposal, Customer shall by written notice to Developer, approve, reject or propose modifications to such Change Proposal. If Customer proposes modifications, Developer shall modify and re-deliver the Change Proposal reflecting such modifications, or notify Customer of any disagreement therewith, in which event the parties shall negotiate in good faith to resolve their disagreement. Upon Customer's approval of the Change Proposal or the parties' agreement on all proposed modifications thereto, as the case may be, the parties shall execute a written agreement to the Change Proposal ("Change Agreement"), which Change Agreement shall constitute an amendment to the Statement of Work to which it relates; and

(c)           If the parties fail to enter into a Change Agreement within fifteen (15) days following Customer's response to a Change Proposal, Customer shall have the right, in its discretion, to:

(i)           require Developer to perform the Services under the Statement of Work without the Change;

(ii)          require Developer to continue to negotiate a Change Agreement;

(iii)         initiate a Dispute Resolution Procedure; or

(iv)         notwithstanding any provision to the contrary in such Statement of Work, terminate the Statement of Work pursuant to Section 17.3(a)(iii).

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No Change will be effective until the parties have executed a Change Agreement with respect thereto. Except as Customer may request in its Change Request or otherwise in writing, Developer shall continue to perform its obligations in accordance with the Statement of Work pending negotiation and execution of a Change Agreement. Developer shall use its commercially reasonable efforts to limit any delays or Fee increases from any Change to those necessary to perform the Change in accordance with the applicable Change Agreement. Each party shall be responsible for its own costs and expenses of preparing, evaluating, negotiating and otherwise processing any Change Request, Change Proposal and Change Agreement.

5.            Proprietary Product. Developer shall design, develop, manufacture, test, deliver and otherwise provide each Proprietary Product as described in each Statement of Work on a timely and professional basis in accordance with all terms, conditions and Specifications set forth in this Agreement and such Statement of Work.

5.1            Proprietary Product Specifications. Developer shall ensure that each Proprietary Product complies with the Specifications therefore. Developer shall provide to Customer all non-Background Technology included in a Proprietary Product in appropriate form for hardware and both Source Code and object code form for software (including firmware) and deposit all Deposit Materials with the Escrow Agent.

5.2            Third-Party Materials. A Proprietary Product may include or operate in conjunction with Third-Party Materials. Developer will identify to Customer all Third-Party Materials Developer includes in or that are required for use with any Proprietary Product on or prior to delivery of such Proprietary Product and provide to Customer: (a) a copy of all Documentation, Specifications and Third Party license agreements relating to such Third-Party Materials as are available to Developer; or (b) the website or other information specifying where Customer can access such documentation and third-party license agreements. All Third-Party Materials are provided pursuant to the terms and conditions of the applicable third-party license agreement.

5.3            Open-Source Components. Developer may, with Customer prior written approval, include in any Proprietary Product, and operation of a Proprietary Product in accordance with its Specifications and Documentation may require the use of, Open-Source Components. Developer will identify to Customer all Open-Source Components Developer includes in or that are required for use with any Proprietary Product on or prior to delivery of such Proprietary Product and provide to Customer: (a) copies of the relevant open-source license(s) (each, an "Open-Source License") available to Developer; and (b) the website or other information specifying where Customer can access such documentation and third-party license agreements. Developer shall provide Customer with a complete, machine-readable copy of the Source Code for Open-Source Components included in any Proprietary Product in accordance with the terms of the Open-Source License(s) therefore at no cost to the Customer.

5.4            Controlled Technology. Developer shall not include in any Proprietary Product any Controlled Technology, except to the extent expressly disclosed and approved in writing by Customer in the Statement of Work for such Proprietary Product.

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6.            Documentation. Prior to or concurrently with the delivery of any Proprietary Product hereunder, or by such earlier date as may be specified in the Implementation Plan for such Proprietary Product, Developer shall provide Customer with complete and accurate Documentation for such Proprietary Product in sufficient detail to enable Customer to replicate the Proprietary Product in the event this Agreement is terminated or Developer is in default under the provisions of this Agreement or any Statement of Work. Where the applicable Statement of Work requires or permits delivery of a Proprietary Product in two or more phases, Developer shall also provide Customer with integrated Documentation for completed Proprietary Product upon its delivery.

6.1            Adequacy of Documentation. All Documentation shall include all such information as may be reasonably necessary for the effective installation, testing, use, support and maintenance of the applicable Proprietary Product by the End User, including the effective configuration, integration, and systems administration of the Proprietary Product and performance of all other functions set forth in the Specifications.

6.2            Documentation Specifications. Developer shall provide all Documentation in both hard copy and electronic form, in such formats and media as are set forth in the relevant Statement of Work, or as Customer may otherwise reasonably request.

6.3            Third-Party Documentation. To the extent Documentation consists of or includes Third-Party Materials, Developer shall secure, at Customer's sole cost and expense, all rights, licenses, consents, approvals and authorizations specified in Section 15.3 with respect to Third-Party Materials.

7.            Performance of Services. Developer shall provide all Services and Work Product hereunder in a timely, professional and workmanlike manner and in accordance with the terms, conditions and Specifications set forth in this Agreement and each Statement of Work.

7.1          Developer Personnel.

(a)          Developer is solely responsible for all Developer Personnel and for the payment of their compensation, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers' compensation insurance payments and disability benefits.

(b)          Prior to any Developer Personnel performing any Services hereunder, Developer shall:

(i)           ensure that such Developer Personnel have the legal right to work in the United States;

(ii)          require such Developer Personnel to execute written agreements, in form and substance reasonably acceptable to Customer, that bind such Developer Personnel to confidentiality provisions that are at least as protective of Customer's information (including all Confidential Information) as those contained in this Agreement and Intellectual Property Rights provisions that grant Customer rights in the Work Product consistent with the provisions of Section 14.1 and, upon Customer's request, provide Customer with a copy of each such executed agreement; and

(iii)         at its sole cost and expense, conduct background checks on any new Developer Personnel retained to provide Services to Customer, which background checks shall comprise, at a minimum, a review of credit history, references and criminal record, in accordance with applicable Law.

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(c)            Developer shall, and shall ensure that all Developer Personnel comply with all rules, regulations and policies of Customer that are communicated to Developer in writing, including security procedures concerning systems and data and remote access thereto, building security procedures and general health and safety practices and procedures.

7.2          Developer Project Managers. Upon the execution of each Statement of Work, Developer shall appoint, and throughout the term of such Statement of Work Developer shall maintain, a Developer employee reasonably acceptable to Customer to serve as Developer's project manager (each, a "Developer Project Manager") under such Statement of Work.

(a)           Each Developer Project Manager shall:

(i)           have the requisite authority, and necessary skill, experience and qualifications, to perform in such capacity;

(ii)          be responsible for overall management and supervision of Developer's performance under such Statement of Work; and

(iii)         be Customer's primary point of contact for communications with respect to such Statement of Work, including with respect to giving and receiving all day-to-day approvals and consents thereunder.

(b)           The Developer Project Manager shall attend all regularly scheduled meetings as set forth in the Implementation Plan and all additional meetings scheduled on at least two (2) days' prior notice, and otherwise shall be available as set forth in the Statement of Work.

(c)           Developer shall maintain the same Developer Project Manager throughout the term of such Statement of Work, unless:

(i)           Customer requests in writing the removal of the Developer Project Manager;

(ii)          Customer consents in writing to any removal reasonably requested by Developer in writing; or

(iii)         the Developer Project Manager ceases to be employed by Developer, whether by resignation, involuntary termination or otherwise.

(d)           Developer shall promptly replace the Developer Project Manager under any Statement of Work on the occurrence of any event set forth in Section 7.2(c). Such replacement shall be subject to Customer's reasonable prior written approval.

7.3          Subcontractors. Developer may from time to time in its discretion engage any Third Party to perform Services (including to create any Work Product) hereunder (each a "Permitted Subcontractor"). Developer shall:

(a)           be responsible and liable for the acts and omissions of each such Permitted Subcontractor (including such Permitted Subcontractor's employees who, to the extent providing Services or creating Work Product, shall be deemed Developer Personnel) to the same extent as if such acts or omissions were by Developer or its employees;

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(b)           name Customer a third party beneficiary under Developer's agreement with each Permitted Subcontractor with respect to the Services and Work Product;

(c)           be responsible for all fees and expenses payable to, by or on behalf of each Permitted Subcontractor in connection with this Agreement, including, if applicable, withholding of income taxes, and the payment and withholding of social security and other payroll taxes, unemployment insurance, workers' compensation insurance payments and disability benefits; and

(d)           prior to the provision of Services or creation of Work Product by any Permitted Subcontractor:

(i)           obtain from such Permitted Subcontractor confidentiality, work-for-hire and intellectual property rights assignment agreements, in form and substance acceptable by Customer, giving Customer rights consistent with those set forth in Section 14.1 (Customer Ownership of Work Product) and Section 21 (Confidentiality) and, upon request, provide Customer with a fully-executed copy of each such agreement; and

(ii)          with respect to all Permitted Subcontractor employees providing Services or Work Product, comply with its obligations under Section 7.1.

8.            Customer Obligations.

8.1          Customer Resources and Cooperation. Customer shall be responsible, on a timely basis in accordance with each Statement of Work, including the Implementation Plan and Milestone Dates set forth therein, for:

(a)            performing all obligations identified as "Customer Responsibilities" in such Statement of Work;

(b)            providing the Customer Materials and such other resources as may be specified in such Statement of Work (collectively, "Customer Resources");

(c)            providing Developer Personnel with such access to sites and operating environments as is necessary for Developer to perform its obligations on a timely basis as set forth in such Statement of Work;

(d)            participating with suitably qualified and authorized personnel in all meetings scheduled in, or in accordance with, such Statement of Work and such other meetings as may be scheduled on no less than two (2) days' prior notice; and

(e)            providing all consents, approvals, exception notices and other communications specified in such Statement of Work or as otherwise may be required under this Agreement.

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8.2          Customer Project Managers.

(a)            Upon the execution of each Statement of Work Customer shall appoint, and throughout the term of such Statement of Work Customer shall maintain, a Customer employee to serve as Customer's project manager under such Statement of Work (each, a "Customer Project Manager"). Each Customer Project Manager shall:

(i)           have the requisite authority, and necessary skill, experience and qualifications, to perform in such capacity;

(ii)          be responsible for overall management and supervision of Customer's performance under such Statement of Work; and

(iii)         be Developer's primary point of contact for communications with respect to such Statement of Work, including with respect to providing and receiving all day-to-day approvals and consents thereunder.

(b)           Each Customer Project Manager shall attend all regularly scheduled meetings as set forth in the Implementation Plan and additional meetings scheduled on at least two (2) days' prior notice, and otherwise shall be available as set forth in the Statement of Work.

8.3          Effect of Customer Delays. If, as a result of any failure by Customer to perform any of its obligations set forth in Section 8.1 on a timely basis under any Statement of Work, Developer is unable to timely meet all or any remaining Milestones under such Statement of Work either at all or without incurring additional costs, Developer may extend such Milestone Dates for up to the length of Customer's delay or, at Customer's option, increase the related Fees solely to recover any such additional costs in accordance with the following:

(a)          Developer shall promptly notify Customer in writing, proposing a revised Implementation Plan reflecting new Milestone Dates for each affected Milestone, which Milestone Dates may be extended by no longer than the length of Customer's delay and, if Developer is able to meet the original Milestone Dates by incurring additional costs:

(i)           for fixed-fee Services, its proposed Fee increase for meeting the original Milestone Dates; or

(ii)          for time-and-materials Services, the estimated costs of overtime Customer would incur for Developer to meet the original Milestone Dates.

(b)          Upon receipt of any notice given under Section 8.3(a), subject to Section 8.3(c), Customer shall promptly notify Developer in writing of its election. Customer's failure to notify Developer within five (5) days after such receipt shall be deemed an acceptance of the new Milestone Dates and rejection of all Fee increases.

(c)           If Customer disputes Developer's right to extend Milestone Dates or increase Fees, or the extent of any proposed extension or increase, Customer shall promptly notify Developer and the parties shall comply with the Dispute Resolution Procedure.

Notwithstanding anything contained in this Section 8.3 or otherwise in this Agreement, Developer shall use its commercially reasonable efforts to meet the Milestone Dates specified in the Statement of Work without any extension or Fee increase. Customer shall not be deemed in breach of this Agreement for failure to perform its obligations on a timely basis, and the provisions of this Section 8.3 set forth Developer's sole and exclusive remedy, and Customer's sole and exclusive liability, for Customer's failure to perform its obligations under this Section 8.

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9.            Pre-Delivery Testing.

9.1          Testing By Developer. Before delivering any Proprietary Product, Developer shall:

(a)            test such Proprietary Product to confirm that it is fully operable, meets all applicable Specifications and will function in accordance with the Specifications and Documentation;

(b)            test hardware and scan software for such Proprietary Product using the most up-to-date testing equipment and scanning software and definitions to confirm it is stable, secure and free of Harmful Code;

(c)            remedy any Non-Conformity or Harmful Code identified and retest and rescan the Proprietary Product; and

(d)            prepare, test and, as necessary, revise the Documentation component of the Proprietary Product to confirm it is complete and accurate and conforms to all requirements of this Agreement.

9.2          Customer Participation. Customer shall have the right to be present for all pre-delivery testing. Developer shall give Customer at least seven (7) days' prior notice of all such testing.

10.         Acceptance Testing; Acceptance.

10.1        Acceptance Testing.

(a)          Acceptance Tests shall be conducted as set forth in this Section 10.1 to ensure the Proprietary Product, including all Hardware and Software, conforms to the requirements of this Agreement, including the applicable Specifications and, in the case of the Hardware and Software, the Documentation.

(b)          All Acceptance Tests shall be conducted diligently for up to thirty (30) days, or such other period as may be set forth in the relevant Statement of Work ("Testing Period"). Acceptance Tests shall be conducted by the party responsible therefore as set forth in the applicable Statement of Work or, if the Statement of Work does not specify, Developer, provided that:

(i)           for Acceptance Tests conducted by Customer, if requested by Customer, Developer shall make suitable Developer Personnel available to observe or participate in such Acceptance Tests; and

(ii)          for Acceptance Tests conducted by Developer, Customer shall have the right to observe or participate in all or any part of such Acceptance Tests.

Developer's performance of, participation in and observation of Acceptance Testing shall be at Developer's sole cost and expense.

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(c)           Upon delivery of a Proprietary Product under any Statement of Work, additional Acceptance Tests shall be performed on the Proprietary Product as a whole to ensure full operability, integration and compatibility among all elements of the Proprietary Product ("Integration Testing"). Integration Testing shall be subject to all procedural and other terms and conditions set forth in Sections 10.1, 10.3 and 10.4. The scope of Integration Testing on any previous version of a Proprietary Product shall be limited to ensuring full operability, integration and compatibility and Customer shall not have the right to condition its acceptance thereof on Developer's correction of any nonconformity that could have reasonably been, but was not, identified by Customer during initial testing of such previous version of a Proprietary Product.

(d)           Customer may suspend Acceptance Tests and the corresponding Testing Period by written notice to Developer if Customer discovers a Non-Conformity in the tested Proprietary Product or part or feature thereof. In such event, Developer shall immediately, and in any case within fifteen (15) days, correct such Non-Conformity, whereupon the Acceptance Tests and Testing Period shall resume for the balance of Testing Period.

10.2         Notices of Completion, Non-Conformities and Acceptance. Immediately upon the completion of any Acceptance Tests, including any Integration Testing, the party responsible for conducting the tests shall prepare and provide to the other party written notice of the completion of the tests. Such notice shall include a report describing in reasonable detail the tests conducted and the results thereof, including any uncorrected Non-Conformity in the tested Software Deliverable(s).

(a)           If such notice is provided by either party and identifies any Non-Conformities, the parties' rights, remedies and obligations will be as set forth in Sections 10.3 and 10.4.

(b)           If such notice is provided by Customer and identifies no Non-Conformities, such notice shall constitute Customer's Acceptance of such Proprietary Product.

(c)           If such notice is provided by Developer and identifies no Non-Conformities, Customer shall have up to thirty (30) days to use such Proprietary Product and determine, in the exercise of its reasonable discretion, whether it is satisfied that such Proprietary Product contains no Non-Conformities, on the completion of which Customer shall, as appropriate:

(i)           notify Developer in writing of Non-Conformities Customer has observed in the Proprietary Product or, in the case of Integration Testing, the modified Proprietary Product, and of Customer's non-acceptance thereof, whereupon the parties' rights, remedies and obligations will be as set forth in Sections 10.3 and 10.4; or

(ii)          provide Developer with a written notice of its Acceptance of such Proprietary Product.

10.3        Failure of Acceptance Tests. If Acceptance Tests identify any Non-Conformities, Developer, at Developer's sole cost and expense, shall remedy all such Non-Conformities and re-deliver the Proprietary Product, in accordance with the applicable requirements set forth in the Statement of Work as promptly as commercially possible and, in any case, within fifteen (15) days following, as applicable, its:

(a)            completion of such Acceptance Tests, in the case of Acceptance Tests conducted by Developer; or

(b)            receipt of Customer's notice pursuant to Section 10.2(a) identifying any Non-Conformities, in the case of Acceptance Tests conducted by Customer.

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10.4        Repeated Failure of Acceptance Tests. If Acceptance Tests identify any Non-Conformity in any Proprietary Product after a second or subsequent delivery thereof, or Developer fails to re-deliver the Proprietary Product on a timely basis, Customer may, in its sole discretion, by written notice to Developer:

(a)            continue the process set forth in this Section 10;

(b)            accept the Proprietary Product as a nonconforming deliverable, in which case the Fees therefor shall be reduced equitably to reflect the value of the Proprietary Product as received relative to the value of the Proprietary Product had it conformed; or

(c)            deem the failure to be a non-curable material breach of this Agreement and the relevant Statement of Work and terminate this Agreement and such Statement of Work in accordance with Section 17.3(b).

10.5        Acceptance. Acceptance ("Acceptance") of each Proprietary Product (subject, where applicable, to Customer's right to Integration Testing) shall occur on the date that is the earliest of:

(a)           Customer's delivery of a notice accepting such Proprietary Product pursuant to Section 10.2(b) or Section 10.2(c)(ii);

(b)           Solely if Customer is responsible for performing such Acceptance Tests or Integration Testing, Section 10.1(c) upon the expiration of the Testing Period therefor if Customer has not notified Developer of one or more Non-Conformities prior thereto; or

(c)           Solely if Developer is responsible for performing such Acceptance Tests or Integration Tests, the number of days specified in Section 10.2(c) after Customer receives Developer's Notice of Completion, if Customers fails to respond to such Notice of Completion prior to such date.

11.          Training; Maintenance and Support.

11.1        Training. With respect to each Proprietary Product, Developer shall provide Customer with such training as is set forth in the applicable Statement of Work in accordance with the training specifications, including times and locations, set forth in such Statement of Work. Unless expressly provided in any Statement of Work, all training set forth in such Statement of Work shall be provided at no additional charge to Customer, it being acknowledged and agreed that the development and other Fees include full consideration therefor. Customer may request, and if so requested Developer shall provide on a timely basis, additional training at the rates specified in the Statement of Work.

11.2        Maintenance and Support. With respect to each Proprietary Product, Developer shall provide Customer with Maintenance Releases from time to time. Such Maintenance Releases shall be provided free of charge, it being acknowledged and agreed by the parties that the development and other Fees include full consideration for such Services during such period.

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12.          Development Funds, Pricing and Reimbursable Expenses.

12.1        Development Funds for Initial Statement of Work.

(a)           Subject to all terms and conditions set forth in this Section 12 and Developer's performance of Services to Customer's reasonable satisfaction and Customer's Acceptance of the initial production version of the WorldVentures Card, Developer agrees that the sum of US$1,500,000.00 will be deposited in a restricted cash account of Developer on the Effective Date (the "Development Funds"). The parties agree that the Development Funds are to be used only to pay for Services rendered pursuant to the Initial Statement of Work, including the development and production of the WorldVentures Card, and such amount is a good faith estimate of such costs and expenses.

(b)           On an ongoing monthly basis, commencing on February 1, 2016, Developer will provide Customer with an itemized invoice of expenses incurred in the prior month in connection with Services provided pursuant to the terms of this Agreement, and Customer shall agree to the release of the funds in an amount equal to such itemized invoice from the restricted account within seven (7) days of receipt of such invoice where Customer is in agreement with the amount charged for the Services completed.

(c)           Developer covenants that (a) it will not release any funds from the restricted account without the prior written consent of Customer’s Chief Information Officer or his delegated designee (after consultation with the Customer's Chief Technology Officer), and (b) it will provide to Customer the ability to view the daily activity in the restricted account.

12.2        Development Fund Increases. With respect to any adjustment to the amount of Development Funds, Developer shall give Customer at least ninety (90) days' prior written notice of any such change; and only increase the Development Funds or Fees to reflect its actual cost increases and, in any case, not increase the Development Funds by a percentage that exceeds 80% of the percentage by which the then most-recently published Consumer Price Index, All Urban Consumers, United States, All Items (1982 - 1984 = 100), as published by the Bureau of Labor Statistics of the United States Department of Labor "(CPI") exceeds the CPI as of the Effective Date.

12.3        Fees for Additional Statements of Work. Fees for any Services provided under the terms of any additional Statements of Work shall be agreed by the parties and included in the terms of such additional Statements of Work.

12.4        Pricing. If Developer hits production targets and Customer issues purchase orders as set forth in Section 7.3, the parties agree that the initial price per WorldVentures Card shall not exceed Developer's Net Cost plus 30%, payable within thirty (30) days after delivery of such card. The parties agree that such initial pricing cap shall be reduced to Developer’s Net Cost plus 25% after one (1) year, and as order volume increases.

12.5        Most Favored Pricing. At all times during the Term, the Fees, Pricing and other charges hereunder shall be the lowest fees, prices and rates contemporaneously charged by Developer to any of its customers for similar volumes of goods and services of the same or comparable type and scope. If at any time Developer charges any comparable customer a lower fee, rate or price for similar volumes of such comparable goods or services than the corresponding Fees, Pricing or other prices charged hereunder, Developer shall immediately apply such lower rate or amount, as applicable, for all comparable Deliverables, Services and other Work Product provided to Customer. Such lower rates or amounts, as applicable, shall apply retroactively to the date on which Developer began charging them to such comparable customer.

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12.6        Reimbursable Expenses. Customer shall reimburse Developer, in accordance with Customer's standard expense reimbursement policy in effect from time to time for direct, documented, pre-approved reasonable out-of-pocket travel and lodging expenses ("Reimbursable Expenses") incurred by Developer in performing its obligations under this Agreement. Notwithstanding the foregoing or anything else contained in this Agreement, in no event shall license fees, royalties or other amounts incurred by Developer to any Subcontractor or for any Third-Party Materials be a Reimbursable Expense, except to the extent expressly stated otherwise in any Statement of Work for the Services or Work Product to be provided thereunder.

13.          Invoices and Payment.

13.1        Invoices. Developer shall invoice Customer for Fees and Reimbursable Expenses in accordance with the invoicing requirements set forth below. Developer shall submit each invoice in electronic format, via such delivery means and to such address as are specified by Customer in writing from time to time. If more than one Statement of Work is outstanding, Developer shall provide an aggregate invoice for all Fees being invoiced, together with separate invoices for each Statement of Work. Each separate invoice shall:

(a)            clearly identify the Statement of Work to which it relates, in such manner as is required by Customer;

(b)            list each Fee item and Reimbursable Expense separately;

(c)            include sufficient detail for each line item to enable Customer to verify the calculation thereof;

(d)            for Fees determined on a time and materials basis, report details of time taken to perform Services, and such other information as Customer requires, on a per-individual basis;

(e)            be accompanied by all supporting documentation required hereunder for Reimbursable Expenses; and

(f)            include such other information as may be required by Customer as set forth in the applicable Statement of Work.

Developer shall provide separate invoices for the payment of amounts owed to Developer by Customer for WorldVentures Cards in accordance with Section 12.4 above.

13.2        Payment.

(a)           Customer shall pay all properly invoiced Fees and Reimbursable Expenses within thirty (30) days after the later of:

(i)           Customer's receipt of the proper invoice therefor; or

(ii)          the due date for such amounts as set forth in the applicable Statement of Work.

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(b)         Customer may withhold from payment any amount disputed by Customer in good faith, pending resolution of the dispute, provided that Customer:

(i)           timely pays all amounts not subject to dispute;

(ii)          notifies Developer of the dispute prior to the due date, specifying in such notice (A) the amount in dispute, and (B) the reason for the dispute set out in sufficient detail to facilitate investigation by Developer and resolution by the parties;

(iii)         works with Developer in good faith to resolve the dispute promptly; and

(iv)         promptly pays any amount determined to be due by resolution of the dispute.

Developer shall continue performing its obligations in accordance with this Agreement notwithstanding any such dispute or actual or alleged nonpayment that is the subject of the dispute, pending its resolution.

(c)           All payments hereunder shall be in US dollars and made, at Customer's option, by check or wire transfer. Payments shall be made to the address or account as is specified by Developer in writing from time to time, provided that Developer shall give Customer at least thirty (30) days' prior notice of any account, address or other change in payment instructions. Customer will not be liable for any late or misdirected payment caused by Developer's failure to provide timely notice of any such change.

13.3        Taxes. All fees set forth herein are inclusive of taxes. Developer shall be responsible for the payment of any and all sales, use, customs, excise, ad valorem, value added, withholding or other similar taxes, assessments, duties and charges of any kind imposed by any federal, state or local governmental entity on any amounts payable by Customer hereunder.

13.4        Audit Right. During the Term and for three (3) years after, Developer shall maintain complete and accurate books and records regarding its business operations relevant to the calculation of Development Funds, Pricing, Reimbursable Expenses and any other information relevant to Developer's representations, warranties and covenants under this Agreement. During the Term and for three (3) years after, upon Customer's request, Developer shall make such books and records, and appropriate personnel, available during normal business hours for inspection or audit by Customer or its authorized representative, provided that Customer shall:

(a)            provide Developer with reasonable prior notice of any audit;

(b)            undertake an audit no more than once per calendar quarter; and

(c)            conduct or cause to be conducted such audit in a manner designed to minimize disruption of Developer's normal business operations.

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Customer may take copies and abstracts of materials audited, provided that such material shall be deemed Confidential Information of Developer. Customer will pay the cost of such audits unless an audit reveals an overbilling or over-reporting of five percent (5%) or more, in which case Developer shall reimburse Customer for the reasonable cost of the audit. Developer shall immediately upon notice from Customer pay Customer the amount of any overpayment revealed by the audit, together with any reimbursement pursuant to the preceding sentence.

14.          Intellectual Property Rights.

14.1        Customer Ownership of Work Product. Except as set forth in Section 14.3, Customer is and will be the sole and exclusive owner of all right, title and interest in and to all Work Product, including all Intellectual Property Rights therein and for purposes of clarity the WorldVentures Card, in perpetuity. In furtherance of the foregoing, subject to Section 14.3:

(a)           Developer shall create all Work Product as "work made for hire" as defined in Section 101 of the Copyright Act of 1976; and

(b)          to the extent any Work Product or Intellectual Property Right therein does not qualify as, or otherwise fails to be, "work made for hire," Developer shall, and hereby does:

(i)           assign, transfer and otherwise convey to Customer, irrevocably and in perpetuity, throughout the universe, all right, title and interest in and to such Work Product, including all Intellectual Property Rights therein; and

(ii)          irrevocably waive any and all claims Developer may now or hereafter have in any jurisdiction to so-called "moral rights" or rights of droit moral with respect to the Work Product.

(c)           For purposes of clarity, the parties to this Agreement agree that Customer shall have the right to use the Work Product, including the Intellectual Property Rights therein and for purposes of clarity the WorldVentures Card, in any manner it determines appropriate anywhere in the world with or without the involvement of Developer during the term of this Agreement or subsequent to its termination for any reason.

14.2        Further Actions. Developer shall, and shall cause Developer Personnel and Subcontractors to, take all appropriate action and execute and deliver all documents, necessary or reasonably requested by Customer to effectuate any of the provisions or purposes of Section 14.1, or otherwise as may be necessary or useful for Customer to prosecute, register, perfect, record or enforce its rights in or to any Work Product or any Intellectual Property Right therein. Developer hereby appoints Customer as Developer's attorney-in-fact with full irrevocable power and authority to take any such actions and execute any such documents if Developer refuses, or within a period deemed reasonable by Customer otherwise fails, to do so.

14.3        Background Technology, Third-Party Materials and Open-Source Components.

(a)           Developer is and will remain the sole and exclusive owner of all right, title and interest in and to the Background Technology, including all Intellectual Property Rights therein, subject to the license granted in Section 15.1.

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(b)          Ownership of all Third-Party Materials, and all Intellectual Property Rights therein, is and will remain with the respective owners thereof, subject to any express licenses or sublicenses granted to Customer pursuant to or in accordance with this Agreement.

(c)          Ownership of all Open-Source Components, and all Intellectual Property Rights therein, is and will remain with the respective owners thereof, subject to Customer's rights under the applicable Open-Source Licenses.

14.4        Customer Materials. Customer and its licensors, if any, are and will remain the sole and exclusive owners of all right, title and interest in and to the Customer Materials, including all Intellectual Property Rights therein. Developer shall have no right or license to, and shall not, use any Customer Materials except solely during the Term of the Statement of Work(s) for which they are provided to the extent necessary to perform the Services and provide the Work Product to Customer. All other rights in and to the Customer Materials are expressly reserved by Customer.

15.          Licenses.

15.1        Background Technology License.

(a)          Developer hereby grants to Customer such rights and licenses with respect to the Background Technology as necessary to allow Customer to use and otherwise exploit perpetually throughout the world for all or any purposes whatsoever the Work Product, to the same extent as if Customer owned the Background Technology, without incurring any fees or costs to Developer (other than the Development Funds and Reimbursable Expenses set forth herein) or any other Person in respect of the Background Technology (the "Licensed Software"). In furtherance of the foregoing, such rights and licenses shall:

(i)           be irrevocable, perpetual, fully paid-up and royalty-free;

(ii)          include the rights to (1) utilize the Hardware and Software in test, evaluate, demo or demonstrate mode and utilize the Hardware and Software as intended for the Customer and End User solely as part of, or as necessary to use and exploit, the Work Product, (2) sublicense the use of the Hardware and Software to End Users to process transactions and (3) use multiple versions or releases of the Hardware and Software and prior releases, versions, substitutions and downgrades of the Hardware and Software if available; and

(iii)         grant all rights set forth in this Section 15.1 to others acting on behalf of Customer for Customer's internal use only.

(b)          The license granted in this Section 15.1 to Customer shall be exclusive with respect to:

(i)           Direct Selling of the Work Product to any targeted industry, anywhere in the world; and

(ii)          all sales/distributions to the travel and entertainment industries anywhere in the world, for the first 12-month period after the delivery of the initial production version of the WorldVentures Card, irrespective of volume, and continue thereafter for each successive 12-month period subject to Customer purchasing a minimum of 200,000 WorldVentures Cards during such successive 12-month period.

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(c)           So long as this Agreement is not terminated due to an event described in Section 17.3(c), neither Developer nor Customer shall: (a) transfer, rent, commercialize, sublicense or otherwise distribute any portion or components of the Background Technology Hardware and Software to any third party; (b) modify, extract, create derivative works, disassemble, decompile or reverse engineer the design or object code of the Background Technology or Hardware and Software (except as permitted by applicable Law) nor permit any Third Party to do so; (c) use, access, export or re-export the Hardware and/or Software in violation of United States Laws in accordance with Section 22.19; or (d) acquire any license, right or interest in or to any Mark of Developer other than the rights granted in Section 15.1(a).

(d)           Developer reserves all rights in the Background Technology not expressly granted to Customer herein, including but not limited to Developer's rights to (i) continue its research and development and product development to customers other than Customer (ii) enhance and extend Background Technology from time to time for use in Customer Proprietary Products and products developed by Developer for other customers that are not in conflict with the exclusivity clause set forth in Section 15.1(b) above.

(e)           The license granted pursuant to this Section 15.1 to the Background Technology shall survive the termination for any reason of this Agreement and any Statement of Work.

15.2        Customer Materials. Customer hereby grants to Developer the limited, royalty-free, non-exclusive right and license to Customer Materials solely as necessary to incorporate such Customer Materials into, or otherwise use such Customer Materials in connection with creating, the Work Product. The term of such license shall commence upon Customer's delivery of the Customer Materials to Developer, and shall terminate upon Customer's acceptance or rejection of the Work Product to which the Customer Materials relate. Subject to the foregoing license, Customer reserves all rights in the Customer Materials. Customer Materials shall be deemed Customer's Confidential Information.

15.3       Third-Party Materials.

(a)           Prior to the delivery date for any Deliverables under the Initial Statement of Work, Developer shall procure for Customer the grant of such license rights in the Third-Party Materials as set forth in each license agreement for such Third-Party Materials.

(b)           With respect to each additional Statement of Work, prior the delivery date for any Deliverables under the additional Statement of Work, Developer shall secure for Customer, at Developer's sole cost and expense, such rights, licenses, consents and approvals as are specified in such Statement of Work.

(c)           All royalties, license fees or other consideration payable in respect of such licenses are included in the Fees specified in each Statement of Work unless such Statement of Work expressly states otherwise. Any additional amounts shall be the sole responsibility of Developer.

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15.4        Open-Source Components. Any use of the Open-Source Components by the Customer will be governed by, and subject to, the terms and conditions of the applicable Open-Source Licenses.

16.         Source Code Escrow.

16.1        Escrow Agreement. As soon as practicable after the Effective Date, the parties shall enter into a Intellectual Property Escrow Agreement with a mutually agreed third-party escrow agent ("Escrow Agent"). Such Intellectual Property Escrow Agreement includes hardware specifications and designs, manufacturing/production and testing processes, Software Source Code and Documentation, and shall be on the terms and conditions, and in substantially the form, attached as Exhibit 1 ("Escrow Agreement"). All terms and conditions of the Escrow Agreement are a part of, and by this reference are incorporated in, this Agreement, and any breach thereof by Developer shall be a breach of this Agreement.

16.2        Release Events. Each of the following shall constitute a "Release Event" for purposes of this Agreement and the Escrow Agreement should they occur at any time during the Term:

(a)            Developer (i) becomes insolvent or admits its inability to pay its debts generally as they become due; (ii) becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law that is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing; (iii) makes a general assignment for the benefit of creditors; or (iv) has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(b)            Developer becomes incapable of providing, or refuses to provide, the Proprietary Product at agreed production volumes or quality, Maintenance Releases and Maintenance Support Services, it being understood and agreed that Developer shall be deemed to be "incapable" of performing, or as having "refused" to perform, an activity or obligation if either an officer of Developer so informs Customer in writing or, as a result of any (i) employee layoffs, (ii) termination of any contract, supply of goods or services or grant of rights, licenses or privileges (other than by Customer) or (iii) sale or loss of assets, Developer for five (5) or more consecutive days fails to maintain sufficient sustaining resources to (A) provide manufactured Proprietary Product at agreed production volumes or quality, including but not limited to the WorldVentures Card and subsequent Work Product mutually agreed to in statements of work, (B) Maintenance Releases or (C) materially perform Maintenance Support Services, in the case of each of clause (A) and clause (B), in accordance with the applicable provisions of the this Agreement and, in the case of clause (C), in accordance with Schedule D;

(c)            Developer action consisting of the: (i) dissolution, liquidation, discontinuance of business in the ordinary course or failure to operate as a going concern, or any corporate action taken for any of the foregoing purposes; (ii) transfer to a third party of all or substantially all of the assets or obligations relating to or affecting the delivery of Proprietary Products to Customer or Customer's use of any Deposit Materials; or (iii) discontinuance of general commercial production, maintenance or support of a Proprietary Product, provided that, in the case of each of clauses (i) through (iii), no successor or permitted assignee of Developer has assumed and given customer written assurance of its performance of (A) the ongoing and continuous production, maintenance and support of the Proprietary Product in accordance with the terms and conditions of the this Agreement and (B) the deposit and updating of the Deposit Materials in accordance with the Escrow Agreement, in the case of each of clauses (A) through (B), prior to or within five (5) days after the occurrence of any of the Release Events stated in this Section 16.2(c);

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(d)            Developer breaches this Agreement, any Statement of Work or any other agreement between Developer and Customer that does or threatens to adversely affect Customer's access to manufactured Proprietary Products or access to or use of any Licensed Software or Deposit Materials and is not cured within seven (7) days after Developer's receipt of Customer's written notice describing, in reasonable detail, the nature of the breach and the actions Customer believes are necessary to effect its cure;

(e)            Developer's failure to perform any Services under this Agreement or any Statement of Work on a consistent, continuous and timely basis and, in any event, within seven (7) days after written notice of Customer's request for such services pursuant to this Agreement or any Statement of Work or Maintenance and Support Agreement, provided that such suspension or termination is not pursuant to the expiration or termination of this Agreement in accordance with the terms and conditions thereof; and

(f)            Developer breaches any of this Agreement, a Statement of Work or the Maintenance and Support Agreement by assigning or otherwise transferring any of its rights in, to or relating to Proprietary Product development and manufacturing, the Licensed Software or Deposit Materials or delegating or otherwise transferring any of its obligations or performance under any of the aforementioned agreements without the prior written consent of Customer.

17.          Term.

17.1       Term. The initial term ("Initial Term") of this Agreement commences as of the Effective Date and, unless this Agreement is terminated earlier pursuant to any of its express provisions, will continue in effect until two (2) years from such date.

17.2        Renewal. Following expiration of the Initial Term, Customer may renew this Agreement for additional successive one (1) year terms (each a "Renewal Term" and, collectively, together with the Initial Term, the "Term") automatically unless and until Customer provides written notice of renewal at least thirty (30) days prior to the end of the Initial Term or then-current Renewal Term. Each Renewal Term will commence immediately on expiration of the Initial Term or preceding Renewal Term and, unless this Agreement is terminated earlier pursuant to any of its express provisions, continue in effect for one (1) year from such date.

17.3        Termination.

(a)          Customer may terminate, at any time without cause and without incurring any additional obligation, liability or penalty:

(i)            this Agreement, by written notice to Developer;

(ii)            Maintenance and Support Services for all or any Proprietary Product, by providing at least thirty (30) days' prior written notice to Developer; or

(iii)            except as may be set forth in therein, any Statement of Work, by providing at least thirty (30) days' prior written notice to Developer.

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(b)          Either party may terminate this Agreement, the Maintenance and Support Services and any outstanding Statements of Work, effective upon written notice to the other party, if the other party materially breaches this Agreement, Maintenance and Support Services or such Statements of Work, and such breach:

(i)           is incapable of cure; or

(ii)          being capable of cure, remains uncured fifteen (15) days after the breaching party receives written notice thereof.

(c)           Either party may terminate this Agreement, the Maintenance and Support Services and all Statements of Work by written notice to the other party if the other party:

(i)           becomes insolvent or admits inability to pay its debts generally as they become due;

(ii)          becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law, which is not fully stayed within seven (7) business days or is not dismissed or vacated within forty-five (45) business days after filing;

(iii)         is dissolved or liquidated or takes any corporate action for such purpose;

(iv)         makes a general assignment for the benefit of creditors; or

(v)          has a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

17.4        Effect of Expiration or Termination.

(a)           Termination of this Agreement shall not effectuate a termination of Maintenance and Support Services or any Statement of Work then in effect and not otherwise expressly terminated, and the terms and conditions set forth herein shall continue in effect with respect to any such Maintenance and Support Services and Statements of Work until their expiration or termination as set forth herein.

(b)           Upon any expiration or termination of any Maintenance and Support Services or Statement of Work:

(i)           Developer shall (A) with respect to termination of a Statement of Work, promptly deliver to Customer all Work Product generated by Developer under such Statement of Work (whether complete or incomplete), and Customer will continue to retain ownership of prior Work Product delivered by Developer, and any licenses to Background Technology already granted to Customer; (B) provide reasonable cooperation and assistance to Customer in transitioning the Services to an alternate service provider, and (C) with respect to any Services being provided pursuant to an additional Statement of Work and/or the Maintenance and Support Schedule included therein, amounts paid in advance for such Services that have not been provided as of the time of termination.

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(ii)          All licenses granted to Developer in the Customer Materials with respect to such Services or Statement of Work shall immediately and automatically also terminate, and Developer shall promptly return to Customer all Customer Materials not required by Developer for continuing Maintenance and Support Services or Statement of Work hereunder, if any.

(iii)         Developer shall (A) return to Customer all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on Customer's Confidential Information, (B) permanently erase Customer's Confidential Information from its computer systems and (C) certify in writing to Customer that it has complied with the requirements of this Section 17.4(b)(iii), in each case to the extent such materials are not required by Developer for continuing Maintenance and Support Services or Statement of Work hereunder, if any.

(c)           If Customer terminates any Maintenance and Support Services or Additional Statement of Work pursuant to Section 17.3(b), Customer shall be relieved of any obligation to pay any future Fees thereunder, and Developer shall promptly refund to Customer all Fees previously paid in respect thereof. In such event, Customer shall not retain any rights in or to the future Deliverables thereunder (other than Customer Materials), but will continue to retain ownership of any Work Product delivered by Developer to Customer, and any and all licenses to Background Technology granted by Section 15.1 herein.

(d)           Except as set forth in Section 17.4(c), if this Agreement terminates early Customer will remain obligated to pay Fees for all Services and Work Product received before the effective date of such termination.

(e)           Except as set forth in Section 17.4(c), no expiration or termination of this Agreement will affect Customer's rights in any of the Deliverables.

17.5        Survival. The rights and obligations of the parties set forth in this Section 17.5 and Section 1, Section 14, Section 15.1, Section 15.3, Section 15.4, Section 16, Section 18, Section 19, Section 21 and Section 22, and any right or obligation of the parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, will survive any such termination or expiration.

18.          Representations and Warranties.

18.1        Mutual Representations and Warranties. Each Party represents and warrants to the other Party that:

(a)           it is duly organized, validly existing and in good standing as a corporation or other entity as represented herein under the laws and regulations of its jurisdiction of incorporation, organization or chartering;

(b)           it has the full right, power and authority to enter into this Agreement, to grant the rights and licenses granted hereunder and to perform its obligations hereunder;

(c)           the execution of this Agreement by its representative whose signature is set forth at the end hereof has been duly authorized by all necessary action of the party in accordance with its organizational and operating documents; and

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(d)           when executed and delivered by both parties, this Agreement will constitute the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms.

18.2        Additional Representations and Warranties.

(a)           Developer represents and warrants to Customer that:

(i)           it will perform all Services in a professional and workmanlike manner in accordance with commercially reasonable industry standards and practices for similar services, using personnel with the requisite skill, experience and qualifications, and shall devote adequate resources to meet its obligations under this Agreement;

(ii)          it is in compliance with, and will perform all Services in compliance with, all applicable Law;

(iii)         Customer will receive good and valid title to all Work Product, free and clear of all encumbrances and liens of any kind;

(iv)         when delivered by Developer, no Proprietary Product will contain any unapproved security risk or Harmful Code;

(v)          except as may be expressly approved by Customer in writing and disclosed in the Statement of Work therefor, the Proprietary Product will not contain any Controlled Technology;

(vi)         all Work Product, including all updates, upgrades, new versions, new releases, enhancements, improvements and other modifications thereof, but excluding Customer Materials, Third-Party Materials and Open-Source Components, is or will be the original creation of Developer;

(vii)        as delivered, specified or approved by Developer and used by Customer or any End User, in accordance with this Agreement and the Documentation, the Work Product (excluding Customer Materials) and related Documentation: (i) will not infringe, misappropriate or otherwise violate any Intellectual Property Right or other right of any Third Party; and (ii) will comply with all applicable Laws;

(viii)       no expiration or loss of any patent or application for patent rights with respect to any technology included in the Work Product is pending, or, to Developer's knowledge after reasonable inquiry, threatened or reasonably foreseeable, and Developer has no reason to believe that any claims of any such patent or patent application are or will be invalid, unenforceable, fail to issue, or be materially limited or restricted beyond the current claims, except for patent rights expiring at the end of their statutory term;

(ix)          Developer is the owner of the Background Technology, has the right to license the Background Technology, and the Background Technology does not infringe the Intellectual Property Rights or other rights of any Third Party, and any known existing or pending legal action to the contrary will be disclosed to Customer within seven (7) days of Developer becoming aware of the same;

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(x)           Developer will treat Customer and its Affiliates as a preferred customer and prioritize any development project covered by a mutually approved Additional Statement of Work in accordance with such standing; and

(xi)          during the Term and for five (5) years after, neither Developer nor its Affiliates will compete with the business of Customer nor recruit or solicit, or assist any other Person to, directly or indirectly, to recruit or solicit (other than by general advertisement not directed specifically to any Person or Persons) for employment or engagement as an independent contractor any Person employed by Customer.

(b)          Customer represents and warrants to Developer that it will use its commercially reasonable efforts to market the WorldVentures Card and any subsequent Work Product, at its sole expense, to all appropriate End Users.

18.3        Performance Warranty and Limited Remedy.

(a)           Developer warrants that during the Warranty Period therefor:

(i)           all Proprietary Product will be, and as used in accordance with the Documentation will function in all respects, in conformity with this Agreement and the Specifications and Documentation therefor; and

(ii)          any media on which any Deliverable is delivered will be free of damage or defect in design, material and workmanship, and will remain so under ordinary use as contemplated by this Agreement and the Specifications and, with respect to the Software component thereof, the Documentation therefor.

(b)           If Developer breaches any of the warranties set forth in Section 18.3(a), Developer shall, upon written notice from Customer and at Developer's sole cost and expense, remedy such breach by repairing or replacing any component of the Background Technology or delivering a Maintenance Release or revising and updating the Work Product. In the event Developer fails to remedy such breach on a timely basis, Customer shall be entitled to such remedies as are specified in the Maintenance and Support Schedule or as may otherwise be available under this Agreement, at law or in equity for breach of Developer's Maintenance and Support obligations. Nothing in this Section 18.3(b) shall limit Customer's right to indemnification pursuant to Section 19.

18.4        DISCLAIMER. OTHER THAN THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO OTHER WARRANTIES OR GUARANTEES WITH RESPECT TO THE HARDWARE AND SOFTWARE, THE LICENSED SOFTWARE OR THE WORK PRODUCT, AND ALL OTHER WARRANTIES OR GUARANTEES, WHETHER EXPRESS OR IMPLIED, STATUTORY OR COMMON LAW, OF ANY KIND, TYPE OR NATURE INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ARE HEREBY DISCLAIMED. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, DEVELOPER SHALL HAVE NO LIABILITY WHATSOEVER TO ANY CLIENT OF CUSTOMER OR THIRD PARTIES UNDER THIS AGREEMENT.

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19.          Indemnification.

19.1        General Indemnification. Developer shall defend, indemnify and hold harmless Customer and Customer's Affiliates, and each of their respective officers, directors, employees, agents, successors and assigns (each, a "Customer Indemnitee") from and against all any and all losses, damages, liabilities, deficiencies, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers that are incurred by a Customer Indemnitee ("Losses") arising out of or resulting from any third party claim, demand, suit, action or proceeding, whether civil, criminal, administrative or investigatory in nature (each, an "Action") that arises out of or results from:

(a)          Developer's breach of any representation, warranty, covenant or obligation of Developer (including any action or failure to act by any Subcontractor that, if taken or not taken by Developer, would constitute such a breach by Developer) under this Agreement; or

(b)          any action or failure to take a required action or more culpable act or omission (including recklessness or willful misconduct) in connection with the performance or activity required by or conducted in connection with this Agreement by Developer or any Subcontractor in connection with performing Services under this Agreement.

19.2        Indemnification Procedure. Customer will promptly notify Developer in writing of any Action for which it seeks to be indemnified pursuant to Section 19.1 and cooperate with Developer at Developer's sole cost and expense. Developer shall immediately take control of the defense and investigation of such Action and shall employ legal counsel and other advisors reasonably acceptable to Customer to handle and defend the same, at Developer's sole cost and expense. Developer shall not settle any Action in a manner that adversely affects the rights of Customer or any Customer Indemnitee without Customer's prior written consent. Customer's failure to perform any obligations under this Section 19.2 will not relieve Developer of its obligations under Section 19.1 except to the extent that Developer can demonstrate that it has been materially prejudiced as a result of such failure. Customer may participate in and observe the proceedings at its own cost and expense with legal counsel of its own choosing.

19.3        Infringement Remedy.

(a)           If any Hardware and Software or any component thereof, other than Customer Materials, or any Work Product is found to be infringing or if any use of any Hardware and Software or any component thereof or any Work Product is enjoined, threatened to be enjoined or otherwise the subject of an infringement claim, Developer shall, at Developer's sole cost and expense:

(i)            procure for Customer the right to continue to use such Hardware and Software or component thereof or the Work Product to the full extent contemplated by this Agreement; or

(ii)          modify or replace the materials that infringe or are alleged to infringe ("Allegedly Infringing Materials") to make the Hardware and Software and all of its components and/or the Work Product non-infringing while providing fully equivalent features and functionality.

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(b)           If neither of the foregoing is possible, notwithstanding Developer's commercially reasonable efforts, then Developer may direct Customer to cease any use of any materials that have been enjoined or finally adjudicated as infringing, provided that Developer shall:

(i)            refund to Customer all amounts paid by Customer in respect of such Allegedly Infringing Materials and any other aspects of the Proprietary Product containing the Allegedly Infringing Materials that Customer cannot reasonably use as intended under this Agreement; and

(ii)          in any case, at its sole cost and expense, secure the right for Customer to continue using the Allegedly Infringing Materials for a transition period of up to six (6) months to allow Customer to replace the affected features of the Proprietary Product without disruption.

(c)           If Developer directs Customer to cease using any Proprietary Product pursuant to Section 19.3(b), Customer shall have the right to terminate this Agreement and any or all then-outstanding Statements of Work for cause pursuant to Section 17.3(b)(i).

(d)           THE PROVISIONS OF THIS SECTION 19.3 STATE THE EXCLUSIVE LIABILITY OF DEVELOPER AND THE EXCLUSIVE REMEDY OF CUSTOMER WITH RESPECT TO ANY CLAIM OF PATENT, COPYRIGHT OR TRADE SECRET INFRINGEMENT BY THE HARDWARE AND SOFTWARE OR WORK PRODUCT OR CLAIM THAT DEVELOPER LACKS THE RIGHT TO GRANT THE LICENSES GRANTED HEREIN, ANY PART THEREOF OR THE USE THEREOF, AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTY OF NON-INFRINGEMENT, AND INDEMNITIES WITH RESPECT THERETO.

20.          Limitations of Liability.

20.1        EXCLUSION OF INDIRECT DAMAGES. EXCEPT AS OTHERWISE PROVIDED IN SECTION 20.2, IN NO EVENT WILL EITHER PARTY BE LIABLE UNDER THIS AGREEMENT, INCLUDING ANY STATEMENT OF WORK, FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, INCLUDING (WITHOUT LIMITATION), LOSS OF PROFIT, INCOME OR SAVINGS, LOSS OF GOODWILL, BUSINESS INTERRUPTION, DATA LOSS, WHETHER SUCH DAMAGE CLAIMS ARE BASED IN CONTRACT, NEGLIGENCE, TORT, WARRANTY, STRICT LIABILITY, OR ANY OTHER LEGAL OR EQUITABLE THEORY OF LAW.

20.2        Exceptions. The exclusions and limitations in Section 20.1 shall not apply to:

(a)            Losses arising out of or relating to a party's failure to comply with its obligations under Section 14 (Intellectual Property Rights; Ownership) or Section 21 (Confidentiality);

(b)            a party's indemnification obligations under Section 19 (Indemnification);

(c)            Losses arising out of or relating to a party's gross negligence, willful misconduct or intentional acts;

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(d)            Losses for death, bodily injury or damage to real or tangible personal property arising out of or relating to a party's negligent or more culpable acts or omissions;

(e)            Losses to the extent covered by a party's insurance; or

(f)            a party's obligation to pay attorneys' fees and court costs in accordance with Section 22.17.

21.          Confidentiality.

21.1        Obligation of Confidentiality. Each party (the "Receiving Party") acknowledges that in connection with this Agreement such party will gain access to Confidential Information of the other party (the "Disclosing Party"). As a condition to being furnished with Confidential Information, the Receiving Party agrees, during the Term and for five (5) years thereafter, to:

(a)            not use the Disclosing Party's Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement;

(b)            not use any of the Disclosing Party's Confidential Information, directly or indirectly, in any manner to the detriment of the Disclosing Party or to obtain any competitive benefit with respect to the Disclosing Party; and

(c)            maintain the Disclosing Party's Confidential Information in strict confidence and, subject to Section 21.2 below, not disclose the Disclosing Party's Confidential Information without the Disclosing Party's prior written consent, provided, however, that the Receiving Party may disclose the Confidential Information to its Representatives who: (i) have a "need to know" for purposes of the Receiving Party's performance, or exercise of its rights with respect to such Confidential Information, under this Agreement; (ii) have been apprised of this restriction; and (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in this Section 21.1, and provided, further, that the Receiving Party shall be responsible for ensuring its Representatives' compliance with, and shall be liable for any breach by its Representatives, of this Section 21.

The Receiving Party shall use reasonable care, at least as protective as the efforts it uses with respect to its own confidential information, to safeguard the Disclosing Party's Confidential Information from use or disclosure other than as permitted hereby.

21.2        Exceptions.

(a)           If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall:

(i)            provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under this Section 21; and

(ii)            disclose only the portion of Confidential Information that it is legally required to furnish.

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If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance, the Receiving Party shall at the Disclosing Party's expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

22.          Miscellaneous.

22.1        Effect of Developer Bankruptcy. All rights and licenses granted by Developer under this Agreement are and shall be deemed to be rights and licenses to "intellectual property," and all Work Product is and shall be deemed to be "embodiments" of "intellectual property", for purposes of, and as such terms are used in and interpreted under, Section 365(n) of the United States Bankruptcy Code (the "Code"). If Developer or its estate shall become subject to any bankruptcy or similar proceeding, Customer shall retain and have the right to fully exercise all rights, licenses, elections and protections under this Agreement, the Escrow Agreement, the Code and all other applicable bankruptcy, insolvency and similar Laws with respect to all Deposit Materials and Licensed Software. Without limiting the generality of the foregoing, Developer acknowledges and agrees that, if Developer or its estate shall become subject to any bankruptcy or similar proceeding:

(a)            all rights and licenses granted to Customer hereunder shall continue subject to the terms and conditions of this Agreement and the Escrow Agreement, and shall not be affected, even by Developer’s rejection of this Agreement in a bankruptcy or similar proceeding;

(b)            Customer shall be entitled to a complete duplicate of (or complete access to, as appropriate) all such intellectual property and embodiments of intellectual property comprising or relating to any Licensed Software, Documentations, Specifications, Hardware and Software or Work Product, and the same, if not already in Customer's possession, shall be promptly delivered to Customer, unless Developer elects to and does in fact continue to perform all of its obligations under this Agreement;

(c)            the automatic stay under Section 362 of the Code shall not apply to any instructions from Customer to the Escrow Agent relating to the escrow deposit materials; and

(d)            the Escrow Agreement is supplementary to this Agreement, and all escrow deposit materials are and shall be deemed to be intellectual property or embodiments of intellectual property, within the meaning of Section 365(n) of the Code, and Customer shall have all rights, elections and protections under the Code with respect thereto.

22.2        Force Majeure. Neither party shall be liable or responsible to the other party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by: (a) acts of God; (b) flood, fire or explosion; (c) war, terrorism, invasion, riot or other civil unrest; (d) embargoes or blockades in effect on or after the date of this Agreement; (e) national or regional emergency; or (f) national or regional shortage of adequate power or telecommunications or transportation facilities (each of the foregoing, a "Force Majeure"), in each case, provided that (i) such event is outside the reasonable control of the affected party; (ii) the affected party provides prompt notice to the other party, stating the period of time the occurrence is expected to continue; and (iii) the affected party uses diligent efforts to end the failure or delay and minimize the effects of such Force Majeure Event. Customer may terminate this Agreement if a Force Majeure Event affecting Developer continues substantially uninterrupted for a period of thirty (30) days or more. Unless Customer terminates this Agreement pursuant to the preceding sentence, all Milestone Dates shall automatically be extended for a period up to the duration of the Force Majeure Event.

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22.3        Further Assurances. Upon a party's reasonable request, the other party shall, at such other party's sole cost and expense, promptly execute all such further documents and instruments, and take all such further actions, necessary to give full effect to this Agreement.

22.4        Relationship of the Parties. The relationship between the parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the parties, and neither party shall have authority to contract for or bind the other party in any manner whatsoever.

22.5        Public Announcements. Neither party shall issue or release any announcement, statement, press release or other publicity or marketing materials relating to this Agreement or, unless expressly permitted under this Agreement, otherwise use the other party's trademarks, services marks, trade names, logos, domain names or other indicia of source, association or sponsorship, in each case, without the prior written consent of the other party, which shall not be unreasonably withheld or delayed.

22.6        Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and addressed to the parties as follows (or as otherwise specified by a party in a notice given in accordance with this Section 22.6):

If to Developer:	E-mail: Attention:

If to Customer:	E-mail: Attention: With a copy to:

Notices sent in accordance with this Section shall be deemed effectively given: (a) when received, if delivered by hand (with written confirmation of receipt); (b) when received, if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (in each case, with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day, if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

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22.7        Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" are deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to Sections, Schedules and Exhibits refer to the Sections of, and Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The parties intend this Agreement to be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

22.8        Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

22.9        Entire Agreement. This Agreement, together with all Schedules, Exhibits and Statements of Work and any other documents incorporated herein by reference, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements made in the body of this Agreement, the Schedules, Exhibits, Statements of Work and any other document, the following order of precedence governs: (a) first, this Agreement, excluding its Exhibits, Schedules and Statements of Work; (b) second, the Exhibits and Schedules to this Agreement as of the Effective Date; (c) third, any Statement of Work executed after the Effective Date; and (d) fourth, any other documents incorporated herein by reference.

22.10      Assignment. Developer shall not assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without Customer's prior written consent. For purposes of the preceding sentence, and without limiting its generality, any merger, consolidation or reorganization involving Developer (regardless of whether Developer is a surviving or disappearing entity) will be deemed to be a transfer of rights, obligations or performance under this Agreement for which Customer's prior written consent is required. No delegation or other transfer will relieve Developer of any of its obligations or performance under this Agreement. Any purported assignment, delegation or transfer in violation of this Section 22.10 is void. Customer may freely assign or otherwise transfer all or any of its rights, or delegate or otherwise transfer all or any of its obligations or performance, under this Agreement without Developer's consent. This Agreement is binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

22.11      No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer on any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

22.12      Amendment and Modification; Waiver. No amendment to or modification of or rescission, termination or discharge of this Agreement is effective unless it is in writing, identified as an amendment to or rescission, termination or discharge of this Agreement and signed by an authorized representative of both parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

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22.13      Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

22.14      Governing Law; Submission to Jurisdiction. This Agreement and all related documents, and all matters arising out of or relating to this Agreement, will be governed by and construed under the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware. The parties hereto (1) agree that any legal suit, action or proceeding arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby will be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle, (2) waive any objection which the parties may have now or hereafter to the venue of any such suit, action or proceeding, and (3) irrevocably consent to the jurisdiction of the federal courts of the United States or the courts of the State of Delaware in each case located in the City of Wilmington and County of New Castle in any such suit, action or proceeding, and each of the parties hereto further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in such courts and agrees that service of process upon it mailed by certified mail to its address will be deemed in every respect effective service of process upon it, in any such suit, action or proceeding.

22.15      Waiver of Jury Trial. THE PARTIES HERETO AGREE TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DOCUMENT OR AGREEMENT CONTEMPLATED HEREBY.

22.16      Equitable Relief. Each party acknowledges that a breach by a party of Section 14 (Intellectual Property Rights; Ownership) or Section 21 (Confidentiality) may cause the non-breaching party immediate and irreparable harm, for which an award of damages would not be adequate compensation and agrees that, in the event of such breach or threatened breach, the non-breaching party will be entitled to equitable relief, including in the form of orders for preliminary or permanent injunction, specific performance and any other relief that may be available from any court. Such remedies shall not be deemed to be exclusive but shall be in addition to all other remedies available under this Agreement, at law or in equity, subject to any express exclusions or limitations in this Agreement to the contrary.

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22.17      Attorneys' Fees. In the event that any action, suit, or other legal or administrative proceeding is instituted or commenced by either party hereto against the other party arising out of or related to this Agreement, the prevailing party shall be entitled to recover its actual attorneys' fees and court costs from the non-prevailing party.

22.18      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a signed PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22.19      U.S. Government Export Laws. Customer acknowledges that the Hardware and Software, and any part thereof, may be subject to U.S. Government export laws and regulations, and Customer is responsible for compliance with any and all Laws governing the importation of Proprietary Products into the destination country and for payment of any duties, taxes and fees on such goods or importation. Customer shall not export, re-export, or transfer the Hardware and Software, Documentation, or any Confidential Information received from Developer without first obtaining the appropriate government approvals, and Developer makes no representation or warranty regarding the issuance of export licenses for any of its Hardware and Software products.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Nxt-ID, Inc.

By:
Name:
Title:

WorldVentures Holdings, LLC

By:
Name:
Title:

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Schedule A

Relationship Managers

41

Schedule B

Business Requirements Specification – WORLDVENTURES CARD

42

Schedule C

INITIAL Statement OF WORK

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Schedule D

Maintenance and Support schedule

44

Schedule e

Dispute Resolution Procedure

45

Exhibit 1

Form of INTELLECTUAL PROPERTY Escrow Agreement

46